Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-144945

$500mm GE Capital Credit Card Master Note Trust, Series 2010-1

Sole Manager:  Credit Suisse

CLS	AMT (mm)	M/F	WAL	EXP FNL	LGL FNL	BNCH	SPD	YLD	COUP	PX
A	$500.000	Aaa/AAA	4.96	03/2015	03/2018	IntS	+100	3.722%	3.69%	99.98398%

OFFERING TYPE:	PUBLIC

ERISA ELIGIBLE:	YES

EXPECTED SETTLE:	MARCH 31, 2010

FIRST PAY:	MAY 17, 2010

CUSIP:	36159J BW0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.